Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. APPOINTS JEFF RICHARD
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Thorofare, New Jersey, May 10, 2013 – Checkpoint Systems, Inc. (NYSE: CKP) today announced the appointment of Jeff Richard as Executive Vice President and Chief Financial Officer, effective May 28, 2013. Mr. Richard will replace Raymond D. Andrews who is retiring from Checkpoint on July 31, 2013. Mr. Andrews will remain with the Company in the interim to ensure an orderly transition of responsibilities.

Mr. Richard, age 45, has extensive financial leadership experience, most recently serving as Executive Vice President and Chief Financial Officer at Safety-Kleen Systems, Inc, a $1.5 billion environmental services company, from 2010 to 2013. At Safety-Kleen, Mr. Richard led a broad set of turnaround initiatives to drive profitable, sustainable growth, which significantly improved operational performance and equity value. He recapitalized the company and led a dual-path liquidity IPO and sale plan that concluded with the sale of Safety-Kleen to the company’s largest competitor in December 2012.

From 2006 to 2010, Mr. Richard served as Chief Operating Officer and Chief Financial Officer at Pavestone Company, where he successfully guided the company through the economic downturn and housing market collapse, focusing on gaining market share and cost take-out, while building strong relationships with customers, the banking and private equity community and vendors. Previously, Mr. Richard was Vice President of Financial Planning & Analysis at Electronic Data Systems Corp. and Chief Financial Officer and Vice President of Americas Operations at Jacuzzi Brands, Inc. Earlier in his career he worked in a variety of financial positions at Tyco International Ltd., ultimately serving as Chief Financial Officer for Tyco’s $2.2 billion Plastics & Adhesives segment, where he was responsible for all segment financial and control functions including consolidation, financial reporting, tax, treasury and investor relations. Mr. Richard has a bachelor’s degree in business administration from Louisiana State University.

Checkpoint’s President and Chief Executive Officer, George Babich, said, “We are delighted to have attracted Jeff to join the Checkpoint team and we welcome him. He is a strong financial and operational executive with outstanding leadership experience. His track record of revitalizing businesses, positioning them for sustainable, profitable growth is impressive and I look forward to working with him as we continue to identify opportunities to increase shareholder value at Checkpoint.

“We sincerely thank Ray Andrews for his many contributions, particularly in the past two years of intense organizational change and turnaround activity. Ray has been a valuable member of Checkpoint’s leadership team since 2007, and we extend best wishes for his retirement.”

George Babich, President and Chief Executive Officer, will host a conference call to discuss the new appointment on Monday, May 13 at 11 a.m. Eastern Time, which will be simultaneously broadcast over the Internet. Listeners may access the call live at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon more than 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Forward-Looking Statement

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,”“anticipate,”“intend,”“plan,”“believe,”“seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.